Exhibit 10.41

EXECUTION VERSION

GUARANTY OF DIRECTV

THIS GUARANTY, dated as of November 19, 2009 is given by DIRECTV, a Delaware corporation (the “Guarantor”) in favor of Bank of America, N.A., a national banking association organized under the laws of the United States of America (“BANA”).

1. Unconditional Guaranty. In consideration of and to induce BANA to enter into the Amendment, Unwind, Consent and Waiver Agreement, dated as of November 19, 2009 among BANA, Greenlady II, LLC (the “Company”) and the Guarantor (the “Unwind Agreement”), the Guarantor unconditionally guarantees to BANA and its successors and assigns (collectively, the “Bank”), the prompt payment when due (whether at their scheduled due dates, upon acceleration or otherwise (or would otherwise be owing, due or payable but for the commencement of any bankruptcy, insolvency or similar proceeding in respect of the Company)) of all present and future obligations and liabilities of all kinds (including any renewals, extensions or modifications thereof, and whether for principal, interest, fees, breakage costs, expenses, indemnification or otherwise and whether arising before or after the issuance of this Guaranty), and the performance of all delivery and other obligations, of the Company arising out of or relating to the Transaction Documents (as defined in and amended by the Unwind Agreement) and the Unwind Agreement (any and all such obligations and liabilities, collectively, the “Obligations”).

The word “Obligations” is used herein in its most comprehensive sense and includes any and all obligations and liabilities of the Company heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by the Bank by assignment or succession, whether originally incurred by or assumed by the Company, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Company may be liable individually or jointly with others, or whether recovery upon such Obligations may be or hereafter become barred by any statute of limitations, or whether such Obligations may be or hereafter become otherwise unenforceable. This Guaranty is unconditional and shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty.

This Guaranty is absolute and unconditional and shall remain in full force and effect and is binding upon the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full. If at any time any payment by the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, in whole or in part, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made, and this Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) with respect to such Obligations.

This is a guaranty of payment and not a guaranty of collection, and the Guarantor agrees that the Bank may resort to the Guarantor for payment of any of the Obligations whether or not the Bank has proceeded against any other obligor principally or secondarily liable for any Obligations, including the Company, or against any collateral for the Obligations, and whether or not the Bank has pursued any other remedy available to it. The Bank shall not be obligated to file any claim relating to the Obligations, including any claim in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Bank to file any such claim shall not affect the Guarantor’s obligations hereunder. The Guarantor also specifically waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance, and all other notices whatsoever with respect to this Guaranty and of the existence, creation, or incurring of new or additional Obligations. The liability of the Guarantor under this Guaranty is in addition to the liability of the Guarantor under any other guaranties executed by it. The Guarantor waives the benefit of any statute of limitations affecting its liability hereunder.

2. Consents. The Guarantor agrees that the Bank may at any time extend the time of payment of or renew any of the Obligations, or make any agreement with the Company or with any other party or person liable on any of the Obligations, for the extension, renewal, payment, compromise, discharge or release of the Obligations (in whole or in part), or for any modifications of the terms thereof or of any agreement between the Bank and the Company or any such other party or person, without in any way impairing or affecting this Guaranty for any outstanding Obligations. The Guarantor authorizes the Bank, without notice or demand and without affecting its liability hereunder, from time to time, to assign or transfer the Obligations, to waive, forbear, indulge or take other action or inaction in respect of this Guaranty or the Obligations, or to exercise or not exercise any right or remedy hereunder or otherwise with respect to the Obligations.

3. Rights; Expenses. No failure by the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, remedy or power hereunder, preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Bank or allowed by law or other agreement shall be cumulative and not exclusive of any other right, remedy or power. The Guarantor agrees to pay on demand all out-of-pocket expenses (including the reasonable fees and expenses of the Bank’s counsel) in any way relating to the enforcement or protection of the Bank’s rights under this Guaranty.

4. Benefit; Company. The Guarantor will benefit from the Bank entering into the Unwind Agreement with Company and the Guarantor, and the governing body of the Guarantor has determined that the execution and delivery by the Guarantor of this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor. The Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Company such information concerning the Obligations and the Company’s financial conditions or business operations as the Guarantor may require, and that the Bank has no duty at any time to disclose to the Guarantor any such information. The Guarantor acknowledges and agrees that it is not necessary for the Bank to inquire into the powers of the Company or of the officers, directors, partners or agents acting or purporting to act on its behalf, the appropriateness of any transaction described in any of the Transaction Documents or the Unwind Agreement for the Company (any such transaction, a “Covered Transaction”), or the purpose of any such Covered Transaction, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

5. Subrogation. The Guarantor shall not exercise any rights which it may have or acquire by way of subrogation until all of the Obligations are paid in full to the Bank. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to reduce the amount of outstanding Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all of the Obligations to the Bank, the Guarantor shall be subrogated to the rights of the Bank against the Company, and the Bank agrees to take at the Guarantor’s expense such actions as the Guarantor may reasonably require to implement such subrogation.

6. Assignment. The Guarantor shall not assign its rights, interest, duties or obligations hereunder to any other person without the Bank’s prior written consent. The Bank may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign the Obligations and this Guaranty, in whole or in part. The Guarantor agrees that the Bank may disclose to any prospective purchaser and any purchaser of all or part of the Obligations any and all information in the Bank’s possession concerning the Guarantor, this Guaranty and any security of this Guaranty. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified, and no consent with respect to any departure by the Guarantor from the terms hereof shall be effective, except as set forth in a written instrument executed by the Guarantor and the Bank.

7. Taxes. All payments by the Guarantor hereunder will be made in full without set-off or counterclaim and free and clear of and without withholding or deduction for or on account of any present or future taxes, duties or other charges, unless the withholding or deduction of such taxes or duties is required by law. In any such event, however, the Guarantor shall (a) promptly notify the Bank of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid to the Bank pursuant to this paragraph), (c) promptly forward to the Bank an official receipt (or a certified copy) evidencing such payment, and (d) pay to the Bank such additional amounts as may be necessary in order that the net amount received by the Bank after such withholding or deduction shall equal the full amounts of moneys which would have been received by the Bank in the absence of such withholding or deduction. The Guarantor will pay all stamp, registration, documentation, or other similar taxes payable in connection with this Guaranty and will keep the Bank indemnified against failure to pay the same.

8. Payments. The Guarantor hereby guarantees that the Obligations will be paid to the Bank without set-off or counterclaim, in lawful currency of the United States of America or such other freely available currency selected by the Bank, provided that such currency shall be one of the currencies in which payments are required to be made under a Covered Transaction, at the offices of the Bank specified by the Bank for such payment. The obligations of the Guarantor hereunder shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of the currency or currencies owing under this Guaranty and the Guarantor shall indemnify the Bank (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of currency or currencies owing under this Guaranty and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder.

9. Representations. The Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full corporate power to execute, deliver and perform this Guaranty. The Guarantor has duly authorized this Guaranty, and the signatory of this Guaranty has been duly authorized and has full power to execute and deliver this Guaranty on behalf of the Guarantor. This Guaranty and the providing thereof to the Bank does not violate any of the Guarantor’s constitutive documents, and this Guaranty does not violate any law, regulation or agreement applicable to the Guarantor or its assets. This Guaranty has been duly executed and delivered by the Guarantor to the Bank and constitutes a valid, binding and enforceable agreement against the Guarantor in accordance with its terms.

10. Governing Law; Jurisdiction. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflicts of laws principles. With respect to any suit, action or proceeding concerning this Guaranty, the Guarantor submits to the exclusive jurisdiction of the Federal and State courts located in the City, County and State of New York. The Guarantor specifically and irrevocably waives (a) any objection which it may have at any time to the laying of venue of any suit, action or proceeding brought in such courts, (b) any claim that the same has been brought in an inconvenient forum, and (c) the right to object that such courts do not have jurisdiction over it. The Guarantor waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law, including, without limitation, by registered mail directed to the Guarantor’s principal place of business.

11. Miscellaneous. This Guaranty contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Guaranty supersedes all prior drafts and communications with respect thereto. The headings of paragraphs herein are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provision of this Guaranty. If any term or provision of this Guaranty shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Guaranty.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Bank as of the date first above written.

DIRECTV

By:	/s/ J. William Little
Name: J. William Little
Title: SVP